Exhibit 99.1

Contacts:

Investors:

Dean Schorno

Genomic Health

650-569-2281

investors@genomichealth.com

Media:

Emily Faucette

Genomic Health

650-569-2824

media@genomichealth.com

Genomic Health Announces Year-End 2012 Financial Results, Provides 2013 Financial Outlook

Record 4th Quarter Revenue of $60.4 Million

14% Increase in Full-Year Revenue

Positive Prostate Cancer Data Accepted for Oral Presentation at American Urological Association (AUA) Annual Meeting; Oncotype DX® Prostate Cancer Test Launch on Track for Second Quarter 2013

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif.,  February 6, 2013 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter and year ended December 31, 2012.

Total revenue for the fourth quarter of 2012 increased to $60.4 million, compared with $53.4 million in the fourth quarter of 2011.  Product revenue was $60.0 million in the fourth quarter of 2012, compared with $53.2 million for the fourth quarter of 2011, an increase of 13 percent.

Net income in the fourth quarter of 2012 was $2.0 million, compared with $2.6 million in the fourth quarter of 2011.  Basic and diluted net income per share applicable to common stockholders was $0.06 and $0.06, respectively, for the fourth quarter of 2012, compared with $0.09 and $0.08 per share in the fourth quarter of 2011.

Total revenue for the year ended December 31, 2012 increased to $235.2 million, compared with $206.1 million in 2011, an increase of 14 percent.  Product revenue was $233.5 million for the full-year 2012, compared with $204.8 million in 2011, an increase of 14 percent.  Contract revenue comprised the balance of total revenue for each of these periods.

Net income was $8.2 million for the year ended December 31, 2012, compared with $7.8 million in 2011. Basic and diluted net income per share applicable to common stockholders was $0.27 and $0.26, respectively, in both 2012 and 2011.

“We delivered strong full-year 2012 financial results highlighted by 14 percent revenue growth and record revenue in the fourth quarter, reflecting continued market expansion in the U.S. and diversification of our business led by significant international growth,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “With the planned launch of the Oncotype DX prostate cancer test, our third product franchise, we believe we are uniquely positioned to further diversify our business for long-term growth, and look forward to sharing full results of the prostate clinical validation study at AUA in early May.”

Additional Year-End and Fourth Quarter 2012 Financial Results

Total operating expenses for the year ended December 31, 2012 were $226.7 million, compared with total operating expenses for the comparable period in 2011 of $197.9 million.

Cash and cash equivalents and short-term investments at December 31, 2012 were $99.1 million after funding a $30 million share repurchase in the fourth quarter, compared with $100.5 million at December 31, 2011.  Net cash provided by operating activities for the full year was $25.8 million.

Total operating expenses for the fourth quarter of 2012 were $58.4 million, compared with total operating expenses for the comparable period in 2011 of $50.7 million.

More than 74,520 Oncotype DX test results were delivered for the year ended December 31, 2012, an increase of 12 percent, compared with more than 66,600 test results delivered in 2011.  In the fourth quarter of 2012, more than 18,820 Oncotype DX test results were delivered, an increase of 10 percent, compared with more than 17,080 test results delivered in the same period in 2011.

2013 Financial Outlook

The company is providing the following financial guidance for the full-year ending December 31, 2013:

•                  Total revenue of $258 to $266 million

•                  GAAP basic net income (loss) per share between a net loss of ($0.12) and net income of $0.08

•                  Oncotype DX tests delivered of 82,000 to 84,000

“In 2013, we plan to continue to invest in near-term opportunities to expand our global breast and colon cancer businesses in order to drive top-line revenue growth, and in our prostate cancer launch to build long-term value, and expect losses in the first and second quarters,” said Dean Schorno, Chief Financial Officer of Genomic Health.

Of note, non-GAAP basic net income per share, excluding stock compensation expense, is expected to be between $0.48 to $0.68

Recent Business Highlights:

•                  Presented data from six Oncotype DX studies from the United States and Europe at the San Antonio Breast Cancer Symposium (SABCS) in December across invasive breast cancer and DCIS (ductal carcinoma in situ), including a second comparison study highlighting clinically meaningful differences between the Oncotype DX Recurrence Score and a commercially available prognostic 70-gene genomic classifier.

•                  Announced that the full positive results from the large clinical validation study of the Oncotype DX prostate cancer test were accepted for oral presentation at the AUA Annual Meeting in early May.  Following the presentation of these positive results, the company plans to make the test available to physicians and patients in the second quarter of 2013.

•                  Announced that the results from the second large colon cancer clinical validation study, which provided confirmation of the landmark QUASAR results, were accepted for publication in the Journal of Clinical Oncology.

•                  Presented data in three presentations at the 2013 Gastrointestinal Cancers Symposium in January that reinforce the clinical utility and cost effectiveness of the Oncotype DX test in stage II colon cancer patients.

•                  The December 2012 issue of Value in Health published results from a modeling study showing that the use of the Oncotype DX test in stage II colon cancer patients may lead to health care cost savings while improving clinical outcomes.

Conference Call Details

To access the live conference call today, February 6, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a global healthcare company that provides actionable genomic information to personalize cancer treatment decisions.  The company’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multi-gene expression test developed for the assessment of risk of recurrence in patients with stage II and stage III disease.  As of December 31, 2012, more than 10,000 physicians in over 65 countries had ordered approximately 335,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to optimize the treatment of prostate and renal cell cancers, as well as additional treatment decisions in breast and colon cancers.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit, www.GenomicHealth.com. To learn more about Oncotype DX tests, visit: www.OncotypeDX.com and www.mybreastcancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s 2012 fourth quarter and full year results; the company’s intent to invest in its business and the areas in which it expects to make such investments, including international expansion, its product pipeline, driving reimbursement for and adoption of its colon cancer test, and in connection with its planned prostate cancer test launch; full year 2013 financial guidance, including expectations regarding total revenue, GAAP and non-GAAP basic net income per share, stock compensation expense and the number of test results delivered; the company’s expectations with respect to the timing of its planned launch of a test for prostate cancer and the attributes of any such test; the company’s belief that it is positioned for long-term growth; the company’s intent to invest in its business, the areas of investment and the expected results of those investments; the success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; the ability of the company’s tests to impact clinical practice; and the focus and attributes of the company’s product pipeline. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: completion of the audit of the company’s 2012 financial results; risks related to the commercial launch of a new test for prostate cancer; the company’s ability to increase usage of its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the company’s success retaining current contracts or levels of reimbursement coverage for its tests; the risks and uncertainties associated with regulation of the company’s tests by the FDA and other regulatory organizations; the company’s ability to compete against third parties; the company’s ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; the success of the company’s next generation sequencing technology; the company’s ability to successfully commercialize its tests outside of the United States; the ability to obtain capital when needed; the company’s history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	Unaudited		Unaudited
REVENUES:
Product revenues	$59,998	$53,155	$233,457	$204,766
Contract revenues	430	242	1,716	1,345

Total revenues	60,428	53,397	235,173	206,111

OPERATING EXPENSES (1):
Cost of product revenues	9,641	7,352	37,018	33,832
Research and development	13,329	10,282	49,104	39,864
Selling and marketing	23,896	22,393	93,553	83,613
General and administrative	11,546	10,638	47,064	40,543
Total operating expenses	58,412	50,665	226,739	197,852

Income from operations	2,015	2,732	8,434	8,259

Interest income	70	4	295	221
Other income (expense), net	54	(14)	(58)	(205)

Income before income taxes	2,139	2,722	8,671	8,275

Income tax expense	187	163	422	429

Net income	$1,960	$2,559	$8,249	$7,846

Basic net income per share	$0.06	$0.09	$0.27	$0.27

Diluted net income per share	$0.06	$0.08	$0.26	$0.26

Shares used in computing basic net income per share	30,602	29,644	30,326	29,395

Shares used in computing diluted net income per share	32,308	31,062	32,151	30,754

(1)         Included in operating expenses for the three months ended December 31, 2012 were non-cash charges of $5.8 million, including $4.3 million of stock-based compensation expense and $1.5 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $4.7 million, including $2.9 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses.

Included in operating expenses for the twelve months ended December 31, 2012 were non-cash charges of $20.6 million, including $15.1 million of stock-based compensation expense and $5.5 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $19.0 million, including $11.7 million of stock-based compensation expense and $7.3 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31, 2012	As of December 31, 2011
	(Unaudited)	(1)

Cash and cash equivalents	$18,005	$32,869
Short-term marketable securities	81,060	67,605
Accounts receivable, net	22,253	21,077
Prepaid expenses and other current assets	8,891	7,444
Total current assets	130,209	128,995

Property and equipment, net	14,104	9,443
Other assets	9,421	4,560
Total assets	$153,734	$142,998

Accounts payable	$4,881	$7,025
Accrued expenses and other current liabilities	19,842	17,265
Deferred revenues	374	2,060
Other liabilities	2,311	1,289
Stockholders’ equity	126,326	115,359
Total liabilities and stockholders’ equity	$153,734	$142,998

(1)         The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2011.